EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Reports Continued Improvement in
Fiscal 2005 Fourth-Quarter Net Earnings
Fourth-Quarter Operating Earnings Increase to $7.9 Million
Representing The Fifth Consecutive Quarter Of Year-Over-Year Earnings Improvement

GRAND RAPIDS, MICHIGAN-May 4, 2005-Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its 12-week fourth quarter and fiscal 2005 year ended March 26, 2005.

The Company reported fourth-quarter net earnings from continuing operations of $5.3 million, or $0.25 per diluted share, compared to a net loss from continuing operations of $(1.5) million, or $(0.07) per diluted share, in the corresponding period last year, representing the fifth consecutive quarter of improved earnings. Net earnings for the year were $18.8 million, or $0.91 per diluted share, compared to a net loss of $(6.7) million, or $(0.33) per diluted share, for the year ended March 27, 2004. Fiscal 2005 cash flow from operations increased more than 115 percent from the prior year's level to $60.6 million. The improved financial performance was due primarily to more favorable retail and distribution gross profit margins, continued cost containment and productivity gains, higher sales volumes at the Company's supermarket operations and the favorable conclusion of an IRS audit that reduced the fourth-quarter tax provision for continuing operations by $1.3 million. Fiscal 2004's fourth-quarter retail gross margin was adversely affected by a $3.7 million non-cash inventory charge related to the implementation of a retail inventory and margin management system.

Consolidated net sales for the 12-week fourth quarter were $457.6 million compared with $456.9 million in the corresponding 12-week period last year. Retail sales increased $0.9 million for the quarter despite the sales loss from the previously disclosed sale of a single-store joint venture (which contributed $4.3 million to retail sales during the fourth quarter of fiscal 2004) and slightly lower sales at the Pharm stores. Fourth-quarter supermarket comparable store sales, including fuel sales and the Easter holiday shift, increased 3.7 percent, while total retail fourth-quarter comparable store sales, including the Pharm stores, increased 2.3 percent. Fuel sales and the change in the company's bottle deposit accounting contributed approximately 1.2 percent to the quarter's comparable store sales increase, while the shift in the timing of the Easter holiday to the fourth quarter benefited the results by approximately 1.6 percent.

"We are pleased to continue our positive earnings momentum, particularly in our fourth quarter, the lowest volume seasonal period." stated Craig C. Sturken, Spartan Stores' Chairman, President and Chief Executive Officer. "Excluding the favorable tax adjustment, this year's quarterly profit is still the best fourth-quarter performance we reported in more than three years. One of the key factors for this performance improvement was the sustained profitability in our retail division for every quarter of fiscal 2005.

"We believe our strategy of improving the customer shopping experience is working. By remodeling stores and resetting store merchandise, having convenient locations, improving our product offerings, assortments and selections and, by adding convenient services such as fuel centers and in-store pharmacies, we are differentiating our stores from existing competitors. This distinction is providing the incremental supermarket sales gains we were anticipating."

Gross margin improved 120 basis points to 19.3 percent compared with 18.1 percent in last year's fourth quarter. The improvement was due primarily to the absence of a $3.7 million ($2.4 million after tax) non-cash inventory charge for the previously mentioned enhanced retail inventory and margin management system, which decreased last year's fourth-quarter gross margin by 0.8 percent. Excluding this item, the improvement would have been a 40 basis point increase in the rate as a percentage of sales. Also contributing to the gross margin increase were improvements in retail shrink performance, lower product costs attributable to category management initiatives, more targeted promotional strategies at the Pharm stores and continued improvement in distribution merchandising practices.

Operating expenses declined 2.8 percent on higher sales volumes to $80.4 million from $82.7 million in last year's fourth quarter. As a percentage of sales, operating expenses decreased 50 basis points to 17.6 percent compared with 18.1 percent in the corresponding quarter last year. The improvement in operating expenses was due primarily to store level productivity improvements, better fixed cost leverage, and lower depreciation expense.

Fourth-quarter operating earnings increased to $7.9 million from $83 thousand in last year's fourth quarter. Excluding the prior year charge mentioned above, the quarterly earnings improvement was primarily due to the improved gross margin performance and a continued emphasis on cost containment.

Net earnings for the quarter were $5.8 million, or $0.28 per diluted share, compared with net earnings of $1.7 million, or $0.09 per diluted share, in the same period last year. Included in net earnings are the previously discussed items and earnings from discontinued operations of $0.5 million, or $0.03 per diluted share, compared with earnings from discontinued operations of $3.2 million, or $0.16 per diluted share in the same period last year primarily as a result of the gain on the sale of the Company's remaining convenience store distribution operations. Also contributing to the fiscal 2005 net earnings increase was lower interest expense as a result of the Company's debt reduction and refinancing efforts.

Fiscal 2005 Results

Fiscal 2005 operating earnings nearly tripled to $37.5 million from $12.6 million reported in fiscal 2004. The operating earnings improvement was due primarily to higher gross profit margins and lower operating expenses.

Earnings from continuing operations improved to $19.9 million, or $0.96 per diluted share, compared to a loss from continuing operations of $(5.9) million, or $(0.30) per diluted share, in fiscal 2004. Fiscal 2005's earnings from continuing operations included a favorable supply contract settlement, a gain on the sale of the Company's single-store joint venture, a supply contract termination payment and the previously mentioned favorable tax provision adjustment partially offset by a charge for the write off of financing fees. These items netted to a total after-tax benefit of $3.5 million. Fiscal 2004's earnings from continuing operations included the write-off of unamortized financing fees, charges related to the retirement of the Company's former Chief Executive Officer, severance costs from a cost reduction initiative and the implementation of a retail inventory and margin management system. The fiscal 2004 items netted to a total after-tax charge of $9.9 million.

Net earnings for fiscal 2005, including the above mentioned items and discontinued operations, increased to $18.8 million, or $0.91 per diluted share, compared to a net loss of $(6.7) million, or $(0.33) per diluted share in fiscal 2004. Fiscal 2005's net earnings included a loss from discontinued operations of $(1.0) million, or $(0.05) per diluted share, compared with a loss of $(0.8) million, or $(0.03) per diluted share, last year.

Consolidated net sales for the year declined 0.6 percent to $2,043.2 million from $2,055.0 million last year. The stable sales performance was attributable to improved sales in the retail supermarkets offset by lower sales at the Pharm stores. A portion of fiscal 2004's 9.0 percent Pharm store sales increase was offset by the UAW maintenance prescription drug mandate and more focused promotional programs. Also offsetting the supermarket sales increase was slightly lower sales at the distribution division and the lost sales from the disposition of the single-store joint venture. Gross margin for fiscal 2005 improved 60 basis points to 18.9 percent from 18.3 percent in fiscal 2004. Operating expenses for fiscal 2005 declined 3.8 percent to $349.2 million from $362.9 million last year. As a percentage of sales, operating expenses declined 60 basis points to 17.1 percent from 17.7 percent in fiscal 2004, as the Company continued to benefit from its productivity and cost control initiatives.

"Fiscal 2005 was another year of progress for Spartan Stores," said Mr. Sturken. "We successfully executed virtually every aspect of our business plan and the results were evident in the significant turnaround in our fiscal year financial performance. This performance improvement created a substantial increase in value for all of our constituents, including shareholders, customers, suppliers, and our employees."

Operating Segments

Retail Segment

The retail division's fourth-quarter operating earnings increased to $1.4 million from an operating loss of $(5.7) million in last year's fourth quarter. Last year's fourth quarter included the previously mentioned non-cash inventory charge related to the retail inventory and margin management system. Excluding the charge from last year's fourth quarter, fiscal 2005's fourth-quarter operating earnings remain a significant improvement. This improvement was due primarily to better retail gross margins from increased shrink controls and lower product costs as a result of category management initiatives. More efficient store labor and lower depreciation expense, as previous acquisition related assets became fully amortized, also contributed to the improvement.

Distribution Segment

Fourth-quarter distribution net sales were essentially flat at $258.8 million compared with $258.9 million in last year's fourth quarter. The Easter holiday shift contributed approximately $3.0 million to the current year fourth-quarter distribution sales. Operating earnings for the segment increased to $6.5 million from $5.8 million in the corresponding period last year.

Cash Flow & Balance Sheet

Strengthening business fundamentals continued to significantly improve the Company's cash flow. Fiscal 2005's cash provided by operating activities improved more than 115 percent to $60.6 million compared with $28.1 million in fiscal 2004. The improvement is a direct result of higher profitability and a continuing focus on better working capital management.

The improved cash flow led to a $34.0 million, or 26.4 percent, decline in total long-term debt (including current maturities) to $94.8 million as of March 26, 2005 from $128.8 million at the end of fiscal 2004. This represents the lowest level of outstanding borrowings since the Company became public in August 2000.

Outlook

"We are pleased with our achievements during this past fiscal year, but firmly believe that solid growth opportunities remain," continued Mr. Sturken. "We are continuing to implement the next phases of our business plan that include strategies designed to continue creating value for our shareholders, retailers and customers. We will continue enhancing the consumers' shopping experience by more fully developing our strategic initiatives that have already contributed to our incremental sales growth.

"Although we expect additional supercenter openings in our markets during fiscal 2006, we anticipate benefiting from the continued contraction of other conventional supermarket competitors. We believe we are developing the most competitive traditional supermarket retail offering in terms of product mix, price, services and value to consumers in our markets.

"To further our commitment to making shopping a pleasant experience for our customers, during fiscal 2006, we plan to significantly expand or replace two stores, bringing them in-line with our prototype format, while completing store remodels and/or merchandise resets at another 10 to 15 stores. In addition, we plan to begin construction on two new stores during the year.

"We are optimistic about the remainder of the fiscal 2006 first quarter and expect earnings to exceed last year's first quarter by a range of $0.02 to $0.05 per share. Our expectations are based on the improving gross margin trends that we anticipate will carry forward from fiscal 2005. Due to the shift in the Easter holiday, the lost sales from our single-store joint venture sale and the closing of one Pharm store, we expect fiscal 2006 first-quarter sales to be slightly below last year's first quarter," concluded Mr. Sturken.

Conference Call

A telephone conference call to discuss the Company's fourth-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, May 5, 2005. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "For Investors" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to over 300 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 20 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "anticipates", "believes", "expects", "looks forward", "plans", or that a particular result or event "continues", is "designed to", "should", or "will be" the result or occurrence; or similarly stated expectations. Our "Outlook" discussion consists of forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to successfully implement our strategies and achieve our goals and expected results is not certain and depends on many factors, not all of which are in our control. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year
	(12 weeks)	(12 weeks)	(52 weeks)	(52 weeks)
	March 26, 2005	March 27, 2004	March 26, 2005	March 27, 2004

Net sales	$457,644	$456,918	$2,043,187	$2,054,977
Cost of sales	369,316	374,133	1,656,516	1,679,478
Gross margin	88,328	82,785	386,671	375,499

Operating expenses
Selling, general and administrative	75,774	76,893	328,450	337,060
Depreciation and amortization	4,620	5,809	20,724	25,877
Total operating expenses	80,394	82,702	349,174	362,937

Operating earnings	7,934	83	37,497	12,562

Non-operating expense (income)
Interest expense	1,849	2,370	9,315	13,146
Debt extinguishment	-	-	561	8,798
Other, net	(14)	11	(924)	(275)
Total non-operating expense, net	1,835	2,381	8,952	21,669

Earnings (loss) before income taxes and discontinued operations	6,099	(2,298)	28,545	(9,107)
Income taxes	827	(807)	8,682	(3,187)

Earnings (loss) from continuing operations	5,272	(1,491)	19,863	(5,920)

Earnings (loss) from discontinued operations, net of taxes	525	3,215	(1,037)	(778)

Net earnings (loss)	$5,797	$1,724	$18,826	$(6,698)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.25	$(0.07)	$0.97	$(0.30)
Earnings (loss) from discontinued operations	0.03	0.16	(0.05)	(0.03)
Net earnings (loss)	$0.28	$0.09	$0.92	$(0.33)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.25	$(0.07)	$0.96	$(0.30)
Earnings (loss) from discontinued operations	0.03	0.16	(0.05)	(0.03)
Net earnings (loss)	$0.28	$0.09	$0.91	$(0.33)

Weighted average number of shares outstanding:
Basic	20,518	20,072	20,439	20,016
Diluted	21,045	20,072	20,743	20,016

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 26, 2005	March 27, 2004
ASSETS
Current assets
Cash and cash equivalents	$14,880	$13,252
Accounts receivable, net	43,445	39,732
Inventories	95,988	97,771
Other current assets	13,280	15,931
Property and equipment held for sale	3,855	4,051
Total current assets	171,448	170,737

Other assets
Goodwill	72,315	72,105
Deferred taxes on income	18,680	25,147
Other	13,135	16,438
Total other assets	104,130	113,690
Property and equipment, net	108,879	108,437
Total assets	$384,457	$392,864

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$82,391	$75,620
Accrued payroll and benefits	30,775	25,516
Insurance reserves	5,371	7,008
Other accrued expenses	19,805	20,291
Current maturities of long-term debt	2,848	4,177
Total current liabilities	141,190	132,612

Other long-term liabilities	25,911	29,969

Long-term debt	91,946	124,616

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 20,524 and 20,092 shares outstanding	118,144	116,666
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	-	-
Deferred stock-based compensation	(719)	(179)
Accumulated other comprehensive loss	(203)	(182)
Retained earnings (accumulated deficit)	8,188	(10,638)
Total shareholders' equity	125,410	105,667

Total liabilities and shareholders' equity	$384,457	$392,864

SPARTAN STORES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Fiscal Year
	(52 weeks) March 26, 2005	(52 weeks) March 27, 2004

Net cash provided by operating activities	$60,630	$28,139

Net cash used in investing activities	(21,784)	(10,283)

Net cash used in financing activities	(33,814)	(6,922)

Net cash used in discontinued operations	(3,404)	(20,988)

Net increase (decrease) in cash and cash equivalents	1,628	(10,054)

Cash and cash equivalents at beginning of period	13,252	23,306

Cash and cash equivalents at end of period	$14,880	$13,252

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year
	(12 weeks)	(12 weeks)	(52 weeks)	(52 weeks)
	March 26, 2005	March 27, 2004	March 26, 2005	March 27, 2004
Retail Segment:

Net Sales	$198,865	$197,993	$922,550	$922,639
Operating Earnings (Loss)	$1,446	$(5,719)	$12,969	$(5,802)

Grocery Distribution Segment:

Net Sales	$258,779	$258,925	$1,120,637	$1,132,338
Operating Earnings	$6,488	$5,802	$24,528	$18,364